SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934
DATE OF REPORT:
December 20, 2006
(Date of Earliest Event Reported)
MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

1-9047 (Commission File Number)	04-2870273 (I.R.S. Employer Identification No.)
INDEPENDENT BANK CORP.
288 UNION ST., ROCKLAND, MA
(Address of Principal Executive Offices)
02370
(Zip Code)
NOT APPLICABLE
(Former Address of Principal Executive Offices)
(Zip Code)
781-878-6100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS
     Partial Recovery on WorldCom Bond Claim
In 2001 Rockland Trust Company (the “Bank”), the wholly-owned bank subsidiary of Independent Bank Corp. (the “Company”), purchased corporate bonds with a face value of $5 million issued by WorldCom, Inc. In 2002 the Company recorded an impairment charge of approximately $4.4 million associated with these bonds. The Bank thereafter submitted claims arising from its WorldCom bonds loss in: the federal securities class action case brought on behalf of purchasers of WorldCom public traded securities; and, to the WorldCom Victim Trust established by the Securities and Exchange Commission.
On December 20, 2006 the Bank received an initial distribution of settlement proceeds from the class action case of approximately $1.8 million, an amount which the Bank has been notified represents approximately 75% of its expected class action distribution. The Bank has been notified that the balance of its class action distribution will be made once all disputed claims have been resolved.
In November 2006 the Bank also received an initial distribution from the WorldCom Victim Trust of approximately $85,000. The Bank has been notified that an additional distribution of approximately $100,000 to $150,000 may be received from the WorldCom Victim Trust in 2007 once all claims and appeals are finalized.
The Bank will recognize approximately $1.9 million in pre-tax earnings in the fourth quarter of 2006 as a result of the aforementioned settlement proceeds.
     Securities Portfolio Restructuring
The Bank also sold on December 22, 2006 approximately $73 million in lower-yielding investment securities at a loss of approximately $1.4 million.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.
DATE: December 22, 2006	/s/ Denis K. Sheahan
DENIS K. SHEAHAN
CHIEF FINANCIAL OFFICER